UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Global Business Travel Group, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

GLOBAL BUSINESS TRAVEL GROUP, INC.
666 3rd Avenue, 4th Floor
New York, New York 10017
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on [•], [•]
To the Stockholders of Global Business Travel Group, Inc.:
We cordially invite you to attend a Special Meeting of Stockholders of Global Business Travel Group, Inc. The Special Meeting will be held on [•], [•] at 9:00 a.m. Eastern Time. We have determined that the Special Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. You will be able to attend and participate in the Special Meeting by visiting www.virtualshareholdermeeting.com/GBTG2023SM. The purposes of the Special Meeting are:
1.
to approve a stock option exchange program for certain eligible employees, including certain of our executive officers, to exchange certain outstanding stock options for new restricted stock units; and

2.	to transact such other business as may properly come before the Special Meeting and any adjournments or postponements of the Special Meeting.
Only Global Business Travel Group, Inc. stockholders of record at the close of business on December 13, 2022, will be entitled to vote at the Special Meeting and any adjournment or postponement thereof.
The Special Meeting will be held virtually and you will be able to attend the meeting and vote via the Internet at www.virtualshareholdermeeting.com/GBTG2023SM by using the 16-digit control number included in your proxy materials. You will not be able to attend the Special Meeting in person.
Your vote is important. Whether or not you plan to attend the Special Meeting, we encourage you to review the proxy materials and submit your vote via the Internet, telephone or mail as soon as possible.
By order of the Board of Directors,

/s/ Paul Abbott
Paul Abbott
Chief Executive Officer
New York, New York
[•], 2022

i

GLOBAL BUSINESS TRAVEL GROUP, INC.
PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
When are this proxy statement and the accompanying materials scheduled to be sent to stockholders?
On or about [•], 2022, we will begin mailing our proxy materials, including the Notice of the Special Meeting, this proxy statement and the accompanying proxy card or, for shares held in street name (i.e., held for your account by a broker or other nominee), a voting instruction form.
Who is soliciting my vote?
Our Board of Directors (the “Board of Directors”), is soliciting your vote for the Special Meeting.
When is the record date for the Special Meeting?
The record date for determination of stockholders entitled to vote at the Special Meeting is the close of business on December 13, 2022 (the “Record Date”).
How many votes can be cast by all stockholders?
There were [•] shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”) and [•] shares of our Class B common stock, par value $0.0001 per share (“Class B Common Stock”) outstanding on the Record Date, all of which are entitled to vote with respect to all matters to be acted upon at the Special Meeting. Our Class A Common Stock and Class B Common Stock are collectively referred to herein as “common stock” and each holder of a share of our common stock is referred to herein as a “stockholder”. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder. None of our shares of undesignated preferred stock were outstanding as of the Record Date.
How do I vote?
As a stockholder of record, you may vote by proxy using a proxy card, on the Internet or by telephone as set forth on your proxy card, or vote on the virtual meeting platform during the Special Meeting. We urge you to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and vote even if you have already voted by proxy.
•
To vote using the accompanying proxy card, complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card before the Special Meeting, we will vote your shares as you direct. Proxies submitted by mail must be received before the start of the Special Meeting.

•	To vote by Internet, please follow the instructions provided on your proxy card.
•	To vote by telephone, please follow the instructions provided on your proxy card.
•
To vote during the Special Meeting, you must do so by logging into www.virtualshareholdermeeting.com/GBTG2023SM using the 16-digit control number included in your proxy materials. If you cast your vote prior to the Special Meeting, there is no need to vote again at the Special Meeting. Any vote cast during the Special Meeting will revoke a previously submitted proxy. Even if you plan to attend the virtual Special Meeting, we encourage you to vote in advance so that your vote will be counted even if you later decide not to attend the Special Meeting.

If you complete and submit your proxy before the Special Meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this proxy statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the Special Meeting.
If any other matters are properly presented for consideration at the Special Meeting, including, among other things, consideration of a motion to adjourn the Special Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in your proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Special Meeting.
How do I revoke my proxy?
You may revoke your proxy by (1) following the instructions on your proxy card and entering a new vote by mail that we receive before the start of the Special Meeting or over the Internet or by phone prior to the cutoff time of 9:00 a.m. Eastern Time on [•], [•], (2) attending and voting online at the Special Meeting (although attendance at the Special Meeting will not in and of itself revoke a proxy), or (3) filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with our Corporate Secretary. Any written notice of revocation or subsequent proxy card must be received by our Corporate Secretary prior to the taking of the vote at the Special Meeting. Such written notice of revocation or subsequent proxy card should be sent to our principal executive offices at Global Business Travel Group, Inc., 666 3rd Avenue, 4th Floor, New York, New York 10017, Attention: Corporate Secretary.
If a broker, bank, or other nominee holds your shares, you must contact such broker, bank, or nominee in order to find out how to change your vote.
How is a quorum reached?
Our Bylaws (our “Bylaws”), provide that the holders of a majority in voting power of the capital stock of the Company issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Special Meeting.
Shares that are voted “abstain” and broker “non-votes,” if any, are counted as present for purposes of determining whether a quorum is present at the Special Meeting. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.
How is the vote counted?
Under our Bylaws, when a quorum is present at any meeting, the affirmative vote of a majority of the votes cast by shares of capital stock of the Company that are entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which by express provision of the certificate of incorporation of the Company (the “Certificate of Incorporation”), the Shareholders Agreement (as defined in the Certificate of Incorporation), our Bylaws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question. Our Bylaws provide that, except as otherwise expressly provided for in the Certificate of Incorporation or required by applicable law, and without limiting the rights of any party to the Shareholders Agreement, the holders of common stock having the right to vote in respect of such common stock, shall vote together as a single class on all matters submitted to a vote of the stockholders having voting rights generally.
Abstentions and broker “non-votes”, if any, are not included as votes cast and, therefore, do not have an impact on such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item, and has not received instructions from the beneficial owner.
If your shares are held in “street name” by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. If you do not give instructions to your brokerage firm, the brokerage firm will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Proposal No. 1 is a “non-discretionary” item. If you do not instruct your broker how to vote with respect to this proposal, your broker may not vote for this proposal, and those votes will be counted as broker “non-votes.” If you hold your shares in “street name”, we strongly encourage you to submit your proxy by following the instructions provided by your nominee and exercise your right to vote as a stockholder as promptly as possible.
Who pays the cost for soliciting proxies?
We are making this solicitation and will pay the entire cost of preparing and distributing our proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges that you may incur. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise. We may hire a proxy solicitor to assist us in the distribution of proxy materials and the solicitation of votes described above. Proxy solicitation expenses that we may pay would include those for preparation, mailing, returning, and tabulating the proxies.
How can I know the voting results?
We plan to announce preliminary voting results at the Special Meeting and will publish final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”), within four business days following the Special Meeting.

PROPOSAL NO. 1 – APPROVAL OF MIP OPTION EXCHANGE PROGRAM
Introduction
We are seeking stockholder approval of a stock option exchange program (the “MIP Option Exchange Program”) that would allow us to cancel out-of-the-money stock options, meaning outstanding stock options that have an exercise price that is equal to or greater than the market price for our Class A Common Stock (as further described below), currently held by certain of our employees, including certain of our executive officers, in exchange for new restricted stock units (“New RSUs”). It is the Company’s intent to implement the MIP Option Exchange Program by a tender offer (the “Tender Offer”), pursuant to a tender offer statement on Schedule TO that will be filed with the SEC, the consummation of which will be subject to a condition that the Company’s stockholders approve the MIP Option Exchange Program.
The Company maintains the Company Management Incentive Plan, as amended and restated (the “MIP”) pursuant to which GBT JerseyCo Limited, a subsidiary of the Company (“GBT JerseyCo”), has granted options to certain executives and employees of the Company and its subsidiaries to purchase shares of GBT JerseyCo, which upon the assumption of the MIP by the Company on May 27, 2022 were converted into stock options (“Options”) to purchase shares of our Class A Common Stock, including Options granted prior to December 2, 2021 (“Legacy Options”) and Options granted on December 2, 2021 (“BCA Options”).
For purposes of the MIP Option Exchange Program, only out-of-the-money Legacy Options (the “Eligible Legacy Options”) and out-of-the-money BCA Options (the “Eligible BCA Options”) will be eligible to be cancelled and exchanged for new RSUs (collectively, the “Eligible Options”). For purposes of the MIP Option Exchange Program, “out-of-the-money” refers to Options with an exercise price that is equal to or greater than the closing price of our Class A Common Stock on the expiration date of the Tender Offer (the “Closing Date”). Eligible participants in the MIP Option Exchange Program include (i) all active employees as of the expiration of the Tender Offer (the “Closing”), except for employees who have given or received notice of termination as of the Closing, who hold outstanding Eligible Legacy Options (the “Eligible Legacy Optionholders”), and (ii) all active employees as of the Closing, except for employees who have given or received notice of termination as of the Closing, who hold outstanding Eligible BCA Options (the “Eligible BCA Optionholders”, together with the Eligible Legacy Optionholders, the “Eligible Optionholders”). As of November 16, 2022, 87% of the Legacy Options are vested and all are out-of-the-money. One third of the BCA Options will vest on December 2, 2022, and as of November 16, 2022 all are also out-of-the-money. Legacy Options have exercise prices ranging from $5.74 to $14.58 and BCA Options have an exercise price of $10.03.
If approved by our stockholders and implemented by our Board of Directors, the MIP Option Exchange Program will permit Eligible Optionholders to (i) surrender all, but not less than all, of their out-of-the-money Legacy Options for cancellation in exchange for New RSUs (the “Legacy Option Exchange”) and (ii) surrender all, but not less than all, of their out-of-the-money BCA Options for cancellation in exchange for New RSUs (the “BCA Option Exchange”), in each case, subject to the terms and conditions described below. We believe as a result of Options being out-of-the-money, that Options fail to provide appropriate incentive and retentive value to the Eligible Optionholders. We are proposing the MIP Option Exchange Program because we believe that, by granting New RSUs, we will provide a better incentive and motivation to, and will contribute to the retention of, our key contributors than the out-of-the-money Options that they currently hold. We believe the MIP Option Exchange Program will restore the incentive and retentive benefit of our equity program, and reduce the need to grant separate replacement equity incentives, which would deplete the available share reserve under the Company’s 2022 Equity Incentive Plan (the “2022 Plan”). Moreover, the MIP Option Exchange Program will allow us to devote more of our cash resources toward advancing our business, as the MIP Option Exchange Program is an alternative to increased cash compensation for the Eligible Optionholders.
Overview of the Proposed MIP Option Exchange Program
The Company’s Compensation Committee of its Board of Directors (the “Compensation Committee”) and our Board of Directors have approved the MIP Option Exchange Program, subject to stockholder approval as required by the MIP. The opportunity to participate in the MIP Option Exchange Program will be offered to the Eligible Optionholders who hold Eligible Options. As of November 16, 2022, there were 30 Eligible Optionholders and 100% of the Eligible Optionholders’ outstanding Options constitute Eligible Options.
If an Eligible Legacy Optionholder elects the Legacy Option Exchange, then all, but no less than all, of their Legacy Options will be cancelled and exchanged for New RSUs to be granted under the 2022 Plan upon the Closing

(i) with the number of total RSUs granted to the Eligible Legacy Optionholder equal to the quotient of (A)(1) fifty percent (50%) of the Eligible Legacy Optionholder’s 2022 target long-term incentive compensation level multiplied by (2) the number of full years elapsed starting on (and including) the first year in which the vesting commencement date for the Eligible Legacy Optionholder’s first Legacy Option grant occurred through (and including) the full fiscal year preceding the year of the Eligible Legacy Optionholder’s first long-term cash incentive award granted under the GBT JerseyCo Limited 2020 Executive Long-Term Cash Incentive Award Plan or the GBT JerseyCo Limited 2016 Long-Term Incentive Award Plan, as applicable, divided by (B) the greater of the closing price of our Class A Common Stock on the Closing Date or $5.00 and (ii) which will be eligible to vest one-third on each of the first three (3) anniversaries of the Closing Date, subject to the Eligible Legacy Optionholder’s continued employment through the applicable vesting date. The New RSUs will also be subject to the terms and conditions of the forms of restricted stock unit award agreements previously approved by the Compensation Committee.
If an Eligible BCA Optionholder elects the BCA Option Exchange, then all, but no less than all, of their BCA Options will be cancelled and exchanged for New RSUs to be granted under the 2022 Plan upon the Closing (i) with the number of total RSUs granted to the Eligible BCA Optionholder equal to the quotient of (A) fifty percent (50%) of the Eligible BCA Optionholder’s 2022 target long-term incentive compensation level divided by (B) the greater of the closing price of our Class A Common Stock on the Closing Date or $5.00 (ii) which will be eligible to vest one-third on each of the first three (3) anniversaries of the Closing Date, subject to the Eligible BCA Optionholder’s continued employment through the applicable vesting date. The New RSUs will also be subject to the terms and conditions of the forms of restricted stock unit award agreements previously approved by the Compensation Committee. For purposes of the BCA Option Exchange formula above, the 2022 target long-term incentive compensation level will be multiplied by 1.5 for Mr. Abbott and by 1.25 for Mr. Crawley, in order to approximate the grant date fair value of their respective BCA Options.
If any Option is not out-of-the money at the Closing, the Company will calculate the intrinsic value of any such Option, based on the closing price of our Class A Common Stock on the Closing Date less the applicable exercise price (without regard to taxes), and the intrinsic value will be deducted from the value to be exchanged in New RSUs as part of the Tender Offer, with the in-the-money Option offsetting either the Legacy Option Exchange value or the BCA Option Exchange value, as applicable. For purposes of the MIP Option Exchange Program, “in-the-money” refers to Options with an exercise price that is less than the closing price of our Class A Common Stock on the expiration date of the Tender Offer.
Reasons for the MIP Option Exchange Program
We believe that the MIP Option Exchange Program is in the best interests of our stockholders and is an important component of our strategy to maintain an equity compensation program that effectively motivates and retains our executives and employees while reducing the number of shares we may otherwise desire to grant employees as replacement equity incentives under the 2022 Plan. We further believe that, if approved by our stockholders, the MIP Option Exchange Program will permit us to enhance long-term stockholder value by aligning incentives among the Eligible Optionholders who choose to participate in the MIP Option Exchange Program so they are further motivated to achieve our strategic, operational and financial goals.
Many of our employees now hold Options with exercise prices significantly higher than the current market price of our Class A Common Stock. For example, on November 16, 2022, the closing price of our Class A Common Stock on the New York Stock Exchange was $4.44 per share and the weighted average exercise price of Eligible Options was $9.09. Consequently, as of November 16, 2022, approximately 21,204,532 shares of outstanding Options held by Eligible Optionholders were out-of-the-money. Many of our employees view their existing Options as having little or no value due to the difference between the exercise prices and the current market price of our Class A Common Stock. As a result, for many employees, these Options are ineffective at providing the incentives and retention value that our Board of Directors believes are necessary to motivate our management and our employees to achieve our strategic, operational and financial goals. Additionally, the MIP Option Exchange Program will allow us to devote more of our cash resources toward advancing our business, as the MIP Option Exchange Program is an alternative to increased cash compensation for the Eligible Optionholders.
Consideration of Alternatives
Our Compensation Committee considered alternatives to the MIP Option Exchange Program to provide meaningful incentives and retention value to our employees, including providing new stock options to employees, an equitable value for value exchange of existing out-of-the-money Options, extending the term of out-of-the-money

Options or exchanging underwater Options for a cash payment. After careful consideration, our Compensation Committee determined that, compared to other alternatives, the MIP Option Exchange Program provides better performance and retention incentives. In addition, the Compensation Committee determined that the MIP Option Exchange Program results in less dilution to stockholders than our current Options. The MIP Option Exchange Program also incentivizes certain of our executive officers and key employees as the primary drivers of the strategic and operational initiatives to advance the creation of long-term stockholder value.
Description of the Material Terms of the MIP Option Exchange Program
Implementing the MIP Option Exchange Program. It is the Board of Directors’ intent to implement the MIP Option Exchange Program by the Tender Offer. The Tender Offer will be conducted pursuant to a tender offer statement on Schedule TO that will be filed with the SEC, the consummation of which will be subject to stockholder approval of the proposal. From the time the Tender Offer commences, the Eligible Optionholders will be given at least twenty (20) business days to make an election to surrender for cancellation all, but not less than all, of their Eligible Legacy Options or Eligible BCA Options (or both), as applicable, in exchange for New RSUs. The New RSUs will be issued on the Closing Date. We currently anticipate that the Tender Offer would commence during 2022 or the first calendar quarter of 2023. Even if the MIP Option Exchange Program is approved by our stockholders, our Board of Directors will retain the authority, in its sole discretion, to terminate or postpone the MIP Option Exchange Program, at any time prior to the expiration of the Tender Offer or to exclude certain Eligible Options or Eligible Optionholders from participating in the MIP Option Exchange Program due to tax, regulatory or accounting reasons or because participation would be inadvisable or impractical. Stockholder approval of the MIP Option Exchange Program applies only to this exchange of Options. If we were to implement a stock option exchange in the future, we would once again need to seek stockholder approval.
Outstanding Options Eligible for the MIP Option Exchange Program. To be eligible for cancellation and exchange, an Option must have an exercise price that is greater than the closing price of our Class A Common Stock as reported on the New York Stock Exchange on the Closing Date and be held by an Eligible Optionholder. As of November 16, 2022, Options to purchase approximately 21,204,532 shares of our Class A Common Stock were outstanding, of which (A) Options to purchase approximately 10,256,951 shares would be eligible for the Legacy Option Exchange under the MIP Option Exchange Program and (B) Options to purchase approximately 10,947,581 shares would be eligible for the BCA Option Exchange under the MIP Option Exchange Program.
Eligibility. The MIP Option Exchange Program will be open to the Eligible Optionholders, including certain of our executive officers, who hold Eligible Options. To be eligible, an employee must be actively employed by us and have not given or received a notice of termination of employment as of the Closing Date. As of November 16, 2022, there were approximately 30 Eligible Optionholders.
Election to Participate. Participation in the MIP Option Exchange Program will be voluntary. If an Eligible Optionholder elects either the Legacy Option Exchange or the BCA Option Exchange, or both as applicable, such Eligible Optionholder will be required to exchange all, but not less than all, of their Legacy Options or BCA Options, as applicable, for New RSUs.
Vesting of New RSUs. The New RSUs granted to Eligible Optionholders will be eligible to vest one-third on each of the first three (3) anniversaries of the Closing Date, subject to the Eligible Optionholder’s continued employment with the Company or a subsidiary of the Company through the applicable vesting date and other such terms and conditions as set forth in an applicable award agreement (based on the previously approved restricted stock unit award agreement forms).
We expect to grant the New RSUs on the Closing Date. If the expiration date of the Tender Offer is extended, then the New RSUs grant date will be similarly extended.
Change of Control Provisions. Any New RSUs granted to Eligible Optionholders will be subject to the change of control provisions as set forth under the 2022 Plan and the forms of award agreements previously approved by the Compensation Committee that are applicable to current Company restricted stock units.
Other Terms and Conditions of the New RSUs. The other terms and conditions of the New RSUs will be set forth in an award agreement based on the forms of award agreements previously approved by the Compensation Committee that are applicable to current Company restricted stock units. The New RSUs will be granted under the 2022 Plan.

Return of Eligible Options Surrendered. Consistent with the terms of the 2022 Plan, shares subject to Eligible Options issued under the MIP that are cancelled in the MIP Option Exchange Program will be added back to the pool of shares available for grant under the 2022 Plan and may be subsequently regranted, including as New RSUs.
Accounting Treatment. The incremental compensation expense associated with the MIP Option Exchange Program will be measured as the excess of (a) the fair value of New RSUs granted to participants in the MIP Option Exchange Program, measured as of the date the New RSUs are granted, over (b) the fair value of the Eligible Options cancelled in exchange for the New RSUs, measured immediately prior to the cancellation. As the fair values will be determined on the grant date when the New RSUs are granted, the impact of the incremental compensation expense is currently undeterminable. We will recognize any such incremental compensation expense, along with any unrecognized compensation cost of the cancelled awards, over the vesting period of the New RSUs.
U.S. Federal Income Tax Consequences. The cancellation of Eligible Options and grant of New RSUs pursuant to the MIP Option Exchange Program is expected to be treated as a non-taxable event because the New RSUs will represent a right to receive a share of our Class A Common Stock in the future generally upon the satisfaction of service-based vesting conditions. Neither the Company nor the participants in the MIP Option Exchange Program should recognize any income for U.S. federal income tax purposes upon the grant of the New RSUs. Tax effects may vary in other countries. A more detailed summary of tax considerations may be provided to all participants in the MIP Option Exchange Program documents.
Potential Modifications to Terms to Comply with Governmental Requirements. The terms of the MIP Option Exchange Program will be described in the Tender Offer that we will file with the SEC. Although we do not anticipate that the SEC will require us to modify the terms significantly, it is possible we will need to alter the terms of the MIP Option Exchange Program, including an extension of the period during which we will keep the MIP Option Exchange Program open, in order to comply with comments from the SEC.
Effect on Stockholders
We are not able to predict the impact that the MIP Option Exchange Program will have on your interests as a stockholder, as we are unable to predict how many Eligible Optionholders will exchange their Eligible Options or what the future market price of our Class A Common Stock will be on the date that the New RSUs are granted. We expect to recognize incremental compensation expense from the MIP Option Exchange Program. In addition, the MIP Option Exchange Program is intended to reduce our need to issue supplemental stock options to remain competitive with other employers.

Benefits of the Legacy Option Exchange to Certain of our Executive Officers
Because the decision whether to participate in the MIP Option Exchange Program is completely voluntary, we are not able to predict who will elect the Legacy Option Exchange, how many Eligible Legacy Options any particular group of employees will elect to cancel, nor the number of New RSUs that we may grant. However, for purposes of illustration only, the following table indicates the number of shares subject to Eligible Legacy Options held, as of November 16, 2022, by certain of our executive officers who are eligible to participate in the Legacy Option Exchange and all non-executive officer employees as a group assuming that: (1) certain of our executive officers and employees who are eligible to participate in the Legacy Option Exchange elect to exchange all of their Eligible Legacy Options and (2) the price of the exchange is based on $5.00, which is greater than $4.44, the closing price of our Class A Common Stock on November 16, 2022.
Name and Position	Current Eligible Legacy Options			New RSUs
	Eligible Legacy Options (#)	Weighted Average Per Share Exercise Price ($)	Weighted Average Remaining Life (in years)	Grant Date Value of New RSUs(1) ($)	New RSUs(2) (#)
Paul Abbott Chief Executive Officer	—	—	—	—	—
Andrew Crawley Chief Commercial Officer	—	—	—	—	—
Michael Qualantone Chief Revenue Officer	1,928,496	8.60	4.4	9,000,000	1,800,000
Executive group	5,741,654	7.89	4.4	24,375,000	4,875,000
Non-executive officer employee group	2,586,801	8.16	4.6	11,005,000	2,201,000
(1)
Equal to the product of (A) 50% of the participant’s current FY22 target long-term incentive compensation level multiplied by (B) the number of full years between the first year in which the vesting commencement date for the participant’s first Legacy Option grant occurred through the full fiscal year preceding the year of the participant’s first long-term incentive award grant under the GBT JerseyCo Limited 2020 Executive Long-Term Cash Incentive Award Plan or the GBT JerseyCo Limited 2016 Long-Term Incentive Award Plan, as applicable.

(2)	Equal to the value of the New RSUs above, divided by $5.00, which, for illustrative purposes, is greater than $4.44, the closing price of our Class A Common Stock on November 16, 2022.
The non-employee members of our Board of Directors and certain of our executive officers are not eligible to participate in the Legacy Option Exchange and, therefore are not reflected in the table above.

Benefits of the BCA Option Exchange to Certain of our Executive Officers
Because the decision whether to participate in the MIP Option Exchange Program is completely voluntary, we are not able to predict who will elect the BCA Option Exchange, how many Eligible BCA Options any particular group of employees will elect to cancel, nor the number of New RSUs that we may grant. However, for purposes of illustration only, the following table indicates the number of shares subject to Eligible BCA Options held, as of November 16, 2022, by certain of our executive officers who are eligible to participate in the BCA Option Exchange and all non-executive officer employees as a group assuming that: (1) certain of our executive officers and employees who are eligible to participate in the BCA Option Exchange elect to exchange all of their Eligible BCA Options and (2) the price of the exchange is based on $5.00, which is greater than $4.44, the closing price of our Class A Common Stock on November 16, 2022.
Name and Position	Current Eligible BCA Options			New RSUs
	Eligible Legacy Options (#)	Weighted Average Per Share Exercise Price ($)	Weighted Average Remaining Life (in years)	Grant Date Value of New RSUs(1) ($)	New RSUs(2) (#)
Paul Abbott Chief Executive Officer	2,983,535	10.03	9.0	4,500,000	900,000
Andrew Crawley Chief Commercial Officer	1,243,136	10.03	9.0	1,875,000	375,000
Michael Qualantone Chief Revenue Officer	1,113,909	10.03	9.0	1,500,000	300,000
Executive group	3,800,661	10.03	9.0	5,437,500	1,087,500
Non-executive officer employee group	1,806,340	10.03	9.0	2,587,500	517,500
(1)
Equal to the 50% of the participant’s current FY22 target long-term incentive compensation level; provided that, for Messrs. Abbott and Crawley, their respective current FY22 target long-term incentive compensation level is multiplied by 1.5 and 1.25, respectively, in order to provide a value approximately equal to 50% of the grant date fair value of their BCA Options.

(2)	Equal to the value of the New RSUs above, divided by $5.00, which, for illustrative purposes, is greater than $4.44, the closing price of our Class A Common Stock on November 16, 2022.
The non-employee members of our Board of Directors and certain of our executive officers are not eligible to participate in the BCA Option Exchange and, therefore are not reflected in the table above.
Implementation of the MIP Option Exchange Program
Upon the commencement of the Tender Offer, Eligible Optionholders holding Eligible Options will receive written materials in the form of an “Offer to Exchange” explaining the precise terms and timing of the MIP Option Exchange Program. At or before the commencement of the MIP Option Exchange Program, we will file an Offer to Exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible Optionholders, as well as stockholders and members of the public, will be able to obtain the Offer to Exchange and other documents filed by us with the SEC free of charge from the SEC’s website at www.sec.gov.
Eligible Optionholders will be given at least twenty (20) business days to elect to surrender their Eligible Options in exchange for New RSUs, which period may be extended by us subject to our compliance with applicable legal and regulatory requirements. Once the Offer to Exchange is closed, Eligible Options that were surrendered for exchange will be cancelled, and New RSUs will be granted to participating Eligible Optionholders. All such New RSUs will be granted under our 2022 Plan and a restricted stock unit award agreement to be entered into between us and each participant.
While the terms of the MIP Option Exchange Program are expected to be materially similar to the terms described above, we may find it necessary or appropriate to change the terms of the MIP Option Exchange Program to take into account our administrative or strategic needs, the requirements of applicable laws, regulations or listing standards, accounting rules or guidance, and our policy decisions that make it appropriate to change the MIP Option Exchange Program.
Additionally, we may decide not to implement the MIP Option Exchange Program even if stockholder approval of the MIP Option Exchange Program is obtained, or we may amend, postpone or terminate the MIP Option

Exchange Program once it has been commenced. Our Compensation Committee and Board of Directors will retain the discretion to make any necessary or desirable changes to the terms of the MIP Option Exchange Program for purposes of complying with legal or regulatory requirements.
Interest of Certain Persons in or Opposition to Matter to be Acted Upon
In considering the recommendation of our Board of Directors with respect to the approval of the MIP Option Exchange Program, stockholders should be aware that certain of our executive officers have direct interests in the adoption of this proposal, which may present them with conflicts of interest in connection with the recommendation and adoption of this proposal. As discussed above, our employees (including certain of our executive officers) are eligible to participate in the MIP Option Exchange Program to the extent they hold Eligible Options, except for employees who have given or received notice of termination as of the Closing. Therefore, in recommending adoption of this proposal to our stockholders, our Board of Directors recognizes, and our stockholders should be aware, that approval of this proposal may benefit certain of our executive officers.
If you are both a stockholder and an employee holding Eligible Options, please note that voting to approve the MIP Option Exchange Program does not constitute an election to participate in the MIP Option Exchange Program.
Required Vote
The affirmative vote of a majority of the votes cast by shares of capital stock of the Company that are entitled to vote on this proposal at the Special Meeting is required to approve the MIP Option Exchange Program. Abstentions and broker “non-votes”, if any, are not included as votes cast and, therefore, will not affect the outcome of the voting on this proposal.
Recommendation of our Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF THE MIP OPTION EXCHANGE PROGRAM.

DIRECTOR AND EXECUTIVE COMPENSATION
Unless the context otherwise requires, all references in this subsection to the “Company,” “GBTG,” “GBT,” “we,” “us” or “our” refer to the business of the Company and its subsidiaries as it currently exists following the consummation of the Business Combination, and to GBT JerseyCo as it existed prior to the consummation of the Business Combination. For purposes of this subsection, “Business Combination” refers to the transactions contemplated by the Business Combination Agreement. dated as of December 2, 2021 (as the same has been amended, modified, supplemented or waived from time to time in accordance with its terms), by and between Apollo Strategic Growth Capital, a blank check company incorporated as a Cayman Islands exempted company (“APSG”), and GBT JerseyCo.
GBTG’s Executive and Director Compensation
Our named executive officers for the fiscal year ended December 31, 2021, which consist of our principal executive officer and the next two most highly compensated executive officers who were serving as executive officers as of December 31, 2021, are:
•	Paul Abbott, our Chief Executive Officer;
•	Andrew Crawley, our Chief Commercial Officer; and
•	Michael Qualantone, our Chief Revenue Officer.
The named executive officer and director compensation described in this section discusses our 2021 compensation programs. Our Compensation Committee may choose to implement different compensation programs for our named executive officers and directors in the future.
2021 Summary Compensation Table
The following table provides information regarding the compensation provided to our named executive officers during the fiscal years ended December 31, 2021 and December 31, 2020. Amounts paid in British pound sterling have been converted to United States dollars for purposes of this disclosure. Salary and all other compensation have been converted at an annual average exchange rate (based on monthly averages) equal to $1.37 per £1.00 for 2021 and $1.29 per £1.00 for 2020 (in each case, rounded to the nearest cent) and bonuses have been converted at the rate in effect at the time of payments as set forth in the notes to the table below.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)	Total Compensation ($)
Paul Abbott Chief Executive Officer	2021	1,233,717	4,000,000	9,000,000	4,050,255	115,001(5)	18,398,973
	2020	1,072,751	2,756,540			1,168,879	4,998,170
Andrew Crawley Chief Commercial Officer	2021	804,318	1,250,000	3,750,000	1,140,000	70,818(6)	7,015,136
	2020	471,122	447,938			635,011	1,554,071
Michael Qualantone Chief Revenue Officer(7)	2021	578,750	500,000	3,448,920	1,000,000	36,400(8)	5,564,070
(1)
In 2021, as a result of the continued impact of COVID-19 on the travel industry as a whole, our named executive officers accepted a reduction in annual base salary, as described in more detail under the section “Narrative to the Summary Compensation Table — Annual Base Salary” below. The table reflects the actual base salaries paid to our named executive officers in fiscal year 2021 after the effect of these reductions.

(2)
The amounts in this column for 2021 reflect the vesting and payment of $1,000,000, $500,000 and $500,000 for each of Messrs. Abbott, Crawley and Qualantone in respect of the first tranche of the 2020 Executive LTIP awards granted in November 2020 with an initial vesting date of September 1, 2020 which in the aggregate vest as to 16.667% on each of the first three anniversaries of the initial vesting date, with the remaining 50% cliff vesting on the third anniversary of the initial vesting date. In addition, the amounts in this column for 2021 include special one-time cash awards to (i) Paul Abbott equal to $3,000,000 and (ii) Andrew Crawley equal to $750,000, paid in December 2021. These awards were intended to bridge the gap from Mr. Abbott joining GBT in October 2019 and Mr. Crawley joining GBT in April 2020 until the date of their first long-term incentive award granted by us in November 2020.

Each such award is subject to clawback provisions that require the executive to repay the full cash amount if the executive terminates employment with us on or before November 30, 2022 for any reason other than a termination by GBTG without cause, a termination by the executive for good reason or a termination due to the executive’s death or disability.
(3)
The amounts in this column reflect the grant date fair value of the Options granted to our named executive officers on December 2, 2021. These Options have an exercise price of $10.03 and are eligible to vest in equal installments on the first, second and third anniversaries of the grant date based on continued service. The aggregate grant date fair values of the awards shown in this column are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation Stock Compensation. Assumptions used in the calculation of these amounts are included in Annex A hereto, which replicates disclosure included in note 19 Equity-Based Compensation to our previously filed audited financial statements for the fiscal year ended December 31, 2021. For additional details of the Options granted to our named executive officers and that are set forth in this column, see the section entitled “Long-Term Incentive Compensation — Global Business Travel Group, Inc. Management Incentive Plan” below.
(4)
The amounts in this column reflect the amounts earned in 2021 as annual cash incentive awards as described in more detail under the section “Narrative to the Summary Compensation Table Annual Incentive Compensation” below.

(5)
Amount includes (i) a UK supplemental pension cash allowance of $96,106, (ii) a Company-paid car allowance of $15,674, (iii) a Company contribution of $668 for an annual executive-level medical assessment, and (iv) a Company contribution of $2,553 for family private medical and dental benefits. In 2020, Mr. Abbott received similar types of perquisites in addition to a one-time payment equal to $1,050,000 intended to be in lieu of certain equity awards from Mr. Abbott’s former employer.

(6)
Amount includes (i) a UK supplemental pension cash allowance of $55,144 and (ii) a Company-paid car allowance of $15,674. In 2020, Mr. Crawley received similar types of perquisites in addition to a onetime payment equal to $601,115 intended to be in lieu of certain equity awards from Mr. Crawley’s former employer. The one-time payment was paid on May 31, 2020 in British pound sterling but converted for purposes of this disclosure at the exchange rate applicable on the payment date equal to $1.23 per £1.00 (rounded to the nearest cent).

(7)
Mr. Qualantone would not have been disclosed as a named executive officer if we had been a public company in 2021. Therefore, his compensation for 2020 has not been provided in this table because it was not required to have been previously disclosed.

(8)	Amount represents (i) a $25,000 cash payment and (ii) a Company contribution of $11,400 to the 401(k) plan.
Narrative to the Summary Compensation Table
The Compensation Committee annually reviews and approves compensation for our named executive officers. The Compensation Committee considers recommendations by our Chief Executive Officer for the compensation of all other named executive officers. Compensation for our Chief Executive Officer typically has been recommended by the chairman of the Board of Directors, which is reviewed and subject to approval by the Compensation Committee.
Annual Base Salary
We believe that a competitive base salary is essential in attracting and retaining key executive talent. The base salary established for each of our named executive officers is intended to reflect each individual’s responsibilities, experience, position, prior performance and other discretionary factors deemed relevant by our Compensation Committee. Based on market benchmarking conducted by the compensation consultants to the Compensation Committee for 2021, Semler Brossy Consulting Group, our Compensation Committee determines market level compensation for base salaries after a review of market data and discussions with our Chief Executive Officer regarding our other executive officers.
The table below reflects the annual base salaries approved by the Compensation Committee for our named executive officers during the fiscal years ended December 31, 2021 and December 31, 2020, prior to the COVID-19 related reductions discussed below and that, for two named executive officers, would have been paid in British pound sterling and were the same amounts for 2021 and 2020, but converted for purposes of disclosure at an annual average exchange rate (based on monthly averages) equal to $1.37 per £1.00 for 2021 and $1.29 per £1.00 for 2020 (in each case, rounded to the nearest cent).
Name	2020 Base Salary ($)	2021 Base Salary ($)
Paul Abbott	1,288,538	1,374,903
Andrew Crawley	837,549	893,687
Michael Qualantone	650,000	650,000
In 2021, as a result of the impact of COVID-19 on the travel industry as a whole, our named executive officers accepted a reduction in annual base salary, with a maximum reduction of 21%, which was effective for the period commencing January 1, 2021 and ending July 5, 2021. The actual base salaries paid to our named executive officers in fiscal year 2021 are set forth above in the Summary Compensation Table.
Annual Incentive Compensation
We maintain an annual incentive award plan (the “AIA Plan”) in order to align participants’ incentives to deliver GBTG’s financial and client goals and to provide an objective setting and review process for our named executive officers that forms the basis for determining their potential annual bonuses. Our employment agreements with our named executive officers provide that they will be eligible to participate in the AIA Plan up to a specific target percentage of their salary based on the Compensation Committee’s assessment of their and our performance against goals, as established by GBTG management and approved by the Compensation Committee. The Compensation Committee approves our annual objectives which are based in part on our total revenue and Adjusted EBITDA for the year as well as the individual objectives of each named executive officer, which are focused on each named executive officer’s specific performance relative to our Company-wide achievements. “Adjusted EBITDA” refers to net income (loss) before interest income, interest expense, gain (loss) on early extinguishment of debt, benefit from (provision for) income taxes, depreciation and amortization (or EBITDA) and as further adjusted to exclude costs that our management believes are non-core to our underlying business.
The target award opportunities for our named executive officers for fiscal year 2021, expressed as a percentage of their annual base salary, were 200% for Paul Abbott, 100% for Andrew Crawley and 100% for Michael Qualantone. In addition, if the performance targets established by the Compensation Committee were exceeded, Mr. Abbott could have earned up to 300% of his base salary and Mr. Crawley and Mr. Qualantone could have each earned up to 200% of their base salary, respectively.
Employment Agreements with Our Named Executive Officers
Messrs. Abbott and Crawley are each party to an employment agreement with GBT Travel Services UK Limited (“GBT UK”), and Mr. Qualantone is party to an employment letter with GBT US LLC (together referred to as the “employment agreements”). The discussion below summarizes the material terms of the named executive officer employment agreements. For details of the severance protection agreements entered into with our named executive officers, see the section entitled “Potential Payments Upon a Termination or Change in Control” below.
Paul Abbott
Agreement; Term. GBT UK entered into an employment agreement with Paul Abbott dated June 5, 2020. The employment agreement will remain in effect unless terminated upon 26 weeks’ notice by Mr. Abbott or 52 weeks’ notice by us, or upon an earlier termination due to breach of the agreement by Mr. Abbott.
Base Salary; Target Bonus. Under the employment agreement, Mr. Abbott will receive an annual base salary of £1,000,000, subject to applicable tax withholding and national insurance contributions. Mr. Abbott will be eligible to receive a target annual bonus opportunity equal to 200% of his then-current annual base salary, up to a maximum of 300%.
Long-Term Incentive Awards. The employment agreement provides that Mr. Abbott will be eligible to participate in and receive awards under our long-term incentive award program.
Pension Benefits. Mr. Abbott is also entitled to receive an additional amount each year under the employment agreement equal to (8/(1+x))% (where “x” is the aggregate rate of employer national insurance contributions and other employer levies, expressed as a decimal) of his salary per annum in lieu of pension contributions subject to deductions for tax and national insurance contributions as required by law, payable monthly in arrears.
Additional Benefits. In addition to eligibility to participate in employee benefit plans generally applicable to employees of GBT UK, the employment agreement provides that Mr. Abbott will be provided with coverage under a permanent health insurance scheme. Mr. Abbott is also entitled to receive a monthly car allowance equal to £950.
Severance. Upon a termination of Mr. Abbott’s employment by us for any reason other than for cause or due to a resignation of employment by Mr. Abbott for good reason, each as defined in the employment agreement, Mr. Abbott will be entitled to receive (i) continued payment of 12 months’ annual base salary less any payments made with respect to garden leave, (ii) the annual cash bonus for the year of termination based on the target level of performance, (iii) the annual cash bonus (based on actual performance) for any prior year not already paid, and (iv) continued private medical insurance for 12 months following the termination date (inclusive of any period of garden leave).
Restrictive Covenants. Mr. Abbott’s employment agreement includes certain restrictive covenants relating to protection of our confidential information and intellectual property and one-year (inclusive of any period of garden leave) post-termination non-competition and non-solicitation of customers and employees covenants.

Andrew Crawley
Agreement; Term. GBT UK entered into an employment agreement with Andrew Crawley dated November 26, 2019, in connection with Mr. Crawley’s assumption of the role of Chief Commercial Officer on April 1, 2020. The employment agreement will remain in effect unless terminated by either party upon 26 weeks’ notice, or upon an earlier termination due to breach of the agreement by the executive.
Base Salary; Target Bonus. Under the employment agreement, Mr. Crawley will receive an annual base salary of £650,000, subject to applicable tax withholding and national insurance contributions. Mr. Crawley will be eligible to receive a target annual bonus opportunity equal to 100% of his then-current annual base salary, up to a maximum of 200%.
Make-Whole Replacement Award. In order to make Mr. Crawley whole for the value of long-term incentive awards that were forfeited upon Mr. Crawley’s appointment as our Chief Commercial Officer, Mr. Crawley received a one-time sign-on bonus in the amount of £486,780, paid in cash on May 31, 2020 and that was subject to clawback upon a voluntary resignation or termination without cause prior to April 1, 2021.
Long-Term Incentive Awards. The employment agreement provides that Mr. Crawley will be eligible to participate in and receive awards under GBTG’s long-term incentive award program.
Pension Benefits. Mr. Crawley is entitled to participate in the GBT UK Pension Plan, subject to satisfying eligibility criteria. Mr. Crawley has reached the maximum life-time statutory allowance for contributions to the GBT UK Pension Plan. Accordingly, in lieu of additional contributions to the pension plan and in accordance with the terms of the plan, GBT UK provides Mr. Crawley an annual cash allowance equal to 8% of Mr. Crawley’s salary, net of 14.3% national insurance withholding.
Additional Benefits. In addition to eligibility to participate in employee benefit plans generally applicable to employees of GBT UK, the employment agreement provides that Mr. Crawley is entitled to receive an annual car allowance equal to £11,900.
Severance. Upon a termination of Mr. Crawley’s employment by us for any reason other than for cause or due to a resignation of employment by Mr. Crawley for good reason, each as defined in the employment agreement, Mr. Crawley will be entitled to receive (i) continued payment of 12 months’ annual base salary less any payments made with respect to garden leave, (ii) the annual cash bonus for the year of termination based on the target level of performance and pro-rated to reflect the period of service during the year of termination prior to the termination date (excluding any period of garden leave), and (iii) continued private medical insurance for 12 months following the termination date (inclusive of any period of garden leave).
Restrictive Covenants. Mr. Crawley’s employment agreement includes certain restrictive covenants relating to protection of our confidential information and intellectual property.
Michael Qualantone
Agreement; Term. GBT US LLC entered into an employment letter with Michael Qualantone effective April 1, 2019, that provides for at-will employment with GBT US LLC.
Base Salary; Target Bonus. Under the employment letter, Mr. Qualantone will receive an annual base salary of $550,000 (which as of December 31, 2021 had increased to $650,000), subject to applicable tax withholding. Mr. Qualantone is eligible to receive a target annual bonus opportunity equal to 100% of his then-current annual base salary, up to a maximum of 200%.
Pension Benefits. Mr. Qualantone is entitled to participate in the Amex GBT 401(k) Plan, subject to satisfying eligibility criteria.
Additional Benefits. Mr. Qualantone is eligible to participate in employee benefit plans generally applicable to employees of GBT US LLC.
Severance. Upon a termination of Mr. Qualantone’s employment by us for any reason other than for cause or due to a resignation of employment by Mr. Qualantone for good reason, each as defined in the employment letter, subject to his execution of a general release of claims. Mr. Qualantone will be entitled to receive (i) continued payment of 52 weeks’ base salary, (ii) the annual cash bonus for the year of termination based on actual performance and pro-rated to reflect the period of service during the year of termination prior to the termination date paid in or around March of the year following the year in which termination occurs, (iii) provided that Mr. Qualantone elects to receive continued health coverage under the Consolidated Omnibus Budget Reconciliation Act, continued healthcare benefits under GBT US LLC health plans for 52 weeks (at active employee rates) and (iv) continued vesting of Options for six months following the applicable termination date, in accordance with the MIP.
Long-Term Incentive Compensation
Global Business Travel Group, Inc. Management Incentive Plan
Effective May 27, 2022, we adopted the MIP which supersedes the predecessor GBT JerseyCo Limited Amended and Restated Management Incentive Plan, effective as of December 2, 2021 (the “Amended & Restated GBT MIP”). Pursuant to the terms of the MIP, all Options granted under the Amended & Restated GBT MIP that were outstanding at the Closing were converted into Options to purchase Class A Common Stock and were treated as if they were originally granted under the MIP. Generally, the vesting and forfeiture terms of the Options held by our named executive officers continue to be the same as provided under the Amended & Restated GBT MIP, as described below.
Under the MIP, all unexercised Options, whether vested or unvested, expire on the tenth anniversary of their grant date, unless earlier cancelled, such as in connection with a termination of employment. Options granted to our named executive officers in December 2021 vest one-third annually over a three-year period and all other Options generally vest annually at the rate of 20% per year, in each case, generally subject to continued service on the applicable vesting date.
Upon a termination of employment by GBTG or its subsidiaries without cause or a resignation for good reason by the participant (in each case, other than in connection with a change in control), the portion of BCA Options held by our named executive officers that is then outstanding and was scheduled to vest during the period the participant is entitled to receive severance payments or benefits under any employment or severance agreement with GBTG or its subsidiaries as a result of a termination by GBTG or its subsidiaries without cause or a resignation for good reason (the “severance period”) will continue to vest on the applicable vesting date during the severance period. Upon a termination of employment due to death, all outstanding and unvested BCA Options held by our named executive officers will immediately vest in full. Upon a termination of employment due to retirement or disability, the portion of BCA Options held by our named executive officers that is then outstanding and was scheduled to vest on the next anniversary of the grant date immediately following such termination due to disability or retirement will vest in full on such scheduled vesting date.
The portion of the BCA Options held by our named executive officers that is or becomes vested and exercisable as of or after the date of a termination of employment by GBTG or its subsidiary without cause, due to death or disability, resignation for good reason or due to retirement (in each case, other than in connection with a change of control) will remain exercisable until the earlier of (i) the later of the 18 month anniversary of the Business Combination and the date that is one year after the date of termination of employment (or in the case of a termination without cause or resignation for good reason, one year after the last day of the participant’s severance period (which period may be longer in the event of certain corporate transactions)) and (ii) the tenth anniversary of the applicable grant date, in each case, subject to earlier termination in accordance with the terms of the MIP and the applicable award agreement; provided, however, that if such termination of employment occurs prior to the six month anniversary of the Business Combination, then no portion of such Option held by our named executive officers will become exercisable (even if vested) before the first date immediately following the six month anniversary of such Business Combination. In the event that the participant incurs (a) a termination of employment by GBTG or its subsidiaries without cause within 60 days before, or within 18 months after, a change in control (other than a change in control that is also a SPAC Transaction (as defined therein)) of GBTG or its subsidiaries (other than a change in control that is also a SPAC Transaction) or (b) a termination of employment as the result of participant’s death or disability or by the participant for good reason, in each case, within 18 months after a change in control of GBTG or its affiliates, then in each such case, the portion of the BCA Option that is then outstanding and unvested will immediately become vested and exercisable (or in the case that a change in control occurs after such eligible termination of employment, will become vested and exercisable upon the occurrence of the change in control) and such BCA Option will remain exercisable until the earlier of (x) the first anniversary of such termination of employment and (y) the tenth anniversary of the applicable grant date.
With respect to all Legacy Options granted to our named executive officers, (i) upon a termination of employment without cause (other than within 12 months after a change in control), the unvested portion of the Legacy Option will continue to vest for six months after such termination (Legacy Options that become so vested remain exercisable for 90 days following the applicable vesting date, but not beyond the tenth anniversary of the applicable grant date), (ii) upon a termination of employment due to death or disability, the unvested portion of the Legacy Option will continue to vest for one year after such termination (Legacy Options that become so vested remain exercisable for one year following the applicable vesting date, but not beyond the tenth anniversary of the applicable grant date) and (iii) upon a termination of employment without cause or for good reason, in each case, within 12 months after a change in control (other than a change in control that is also a SPAC Transaction), the Legacy Option will vest in full and remain exercisable until the tenth anniversary of the applicable grant date. Any such Legacy Options that were vested as of such termination of employment will remain exercisable for 90 days following a termination without cause and for 12 months following a termination due to death or disability, but in no event beyond the tenth anniversary of the applicable grant date.
“Change in Control” under the MIP continues to have the same meaning as under the predecessor Amended & Restated GBT MIP. For avoidance of doubt, the consummation of the Business Combination did not constitute a change in control under the MIP.
The MIP provides for certain restrictive covenants including confidentiality, non-disparagement and 24 month (or such lesser period as may be provided in an award agreement) post-termination non-competition (other than with respect to the BCA Options) and non-solicitation of customers and employees covenants. A participant’s breach of the MIP restrictive covenants would result in forfeiture of any outstanding Options held by the participant.
GBT JerseyCo Limited Executive Long-Term Incentive Plans
On November 5, 2020, we adopted the 2020 Executive Long-Term Cash Incentive Award Plan (the “2020 Executive LTIP”), which provided for a total pool of $36 million allocated pursuant to awards granted under the 2020 Executive LTIP. The 2020 Executive LTIP was intended to replace potential grants of Options due to the share reserve of MIP having been substantially exhausted by December 31, 2019. On November 2, 2021, we adopted the 2021 Executive Long-Term Cash Incentive Award Plan (the “2021 Executive LTIP”), which provides for a total pool of $38 million, with up to $4 million allocable by the chairman of the Board of Directors of GBT JerseyCo (the “GBT Board”) as of the effective date of the 2021 Executive LTIP, for so long as he continues to serve on the GBT Board (and after the Business Combination, the Board of Directors). On November 8, 2021, GBT and certain of its subsidiaries granted cash awards under the 2021 Executive LTIP to certain individuals then serving as executive officers of GBT. Under the 2021 Executive LTIP and the 2020 Executive LTIP, previously granted awards are based 50% on time-vesting conditions and 50% on performance-vesting conditions.
Under the 2020 Executive LTIP, the time-based portion of an award is eligible to vest one-third on each of September 1, 2021, September 1, 2022 and September 1, 2023 based on continued service to GBTG or its subsidiaries. Under the 2021 Executive LTIP, the time-based portion of an award is eligible to vest one-third on each of September 1, 2022, September 1, 2023 and September 1, 2024 based on continued service to GBTG or its subsidiaries.
On August 12, 2022, in accordance with the terms of the underlying 2021 Executive LTIP award agreements and the 2020 Executive LTIP award agreements, the performance-based portion of awards held by our named executive officers and certain other participants were converted into restricted stock units of GBTG on the same time-based vesting and forfeiture terms as was applicable to the performance-based portion of the 2021 Executive LTIP award and the 2020 Executive LTIP award.
The 2021 Executive LTIP and the 2020 Executive LTIP provide for certain restrictive covenants including confidentiality, non-disparagement and 12-month post-termination non-competition and non-solicitation of customers and employees covenants. A participant’s breach of the restrictive covenants under the 2021 Executive LTIP or the 2020 Executive LTIP, as applicable, would result in forfeiture of any awards held by the participant.
GBTG 2022 Equity Incentive Plan
The 2022 Plan was approved at a special meeting of APSG’s stockholders on May 27, 2022.
Purpose. The purpose of the 2022 Plan is to assist GBTG and its subsidiaries in attracting and retaining valued employees, consultants and non-employee directors by offering them a greater stake in our success and a closer identity with GBTG, and to encourage ownership of its shares by such employees, consultants and non-employee directors. Below is a summary of the material terms of the 2022 Plan, and it is qualified in its entirety by the 2022 Plan document.

Eligibility. Any employee or consultant of GBTG and its subsidiaries or non-employee director of GBTG is eligible to receive awards under the 2022 Plan.
Administration. The 2022 Plan is administered by GBTG’s Compensation Committee, which under the terms of the 2022 Plan is required to have at least two members, each of whom is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the regulations issued thereunder and an “independent director” under the rules of any applicable stock exchange. The Compensation Committee generally has full and final authority to administer the 2022 Plan, including the discretion to: (i) select participants and determine all terms of their awards, provided that awards to non-employee members of the Board of Directors will be subject to approval and administration by the full Board of Directors; (ii) correct any defect or supply any omission or reconcile any inconsistency in the 2022 Plan and award agreements, and to adopt, amend and rescind such rules, regulations, guidelines, forms of agreements and instruments as, in its opinion, may be necessary or advisable; (iii) construe and interpret the 2022 Plan and award agreements and (iv) make all other determinations as it may deem necessary or advisable for the administration of the 2022 Plan and award agreements.
The Compensation Committee may delegate some or all of its authority to any of GBTG’s executive officers or any other person or persons designated by the Compensation Committee. However, the Compensation Committee may not delegate its authority to grant awards to the following persons: (i) employees subject to the requirements of Rule 16b-3 of the Exchange Act; (ii) officers or other employees who have been delegated authority under the 2022 Plan or (iii) members of the Board of Directors.
The Compensation Committee may adopt special rules or provisions for awards granted to employees, consultants and non-employee directors who are foreign nationals or are employed or providing services outside the United States, provided that such rules may not include any provisions that are prohibited by the terms of the 2022 Plan, as then in effect, unless the 2022 Plan could have been amended to eliminate such prohibition without further approval by GBTG’s stockholders.
Shares Available Under 2022 Plan. 47,870,291 total shares (the “Share Reserve”) are available for issuance pursuant to awards granted under the 2022 Plan, which is also the maximum number of shares that may be issued in respect of incentive stock options. The aggregate number of shares that will be available for issuance under awards granted pursuant to the 2022 Plan will also be increased by the number of shares underlying the portion of an award granted under the MIP that is cancelled, terminated or forfeited or lapses after the effective date of the 2022 Plan. No more than the number of shares in the Share Reserve may be issued under the 2022 Plan pursuant to the exercise of incentive stock options. Shares issued by us in connection with the assumption or substitution of outstanding grants or under certain stockholder approved plans from an acquired company will not reduce the number of shares available for awards under the 2022 Plan. Shares underlying the portion of an award that is forfeited or otherwise terminated for any reason whatsoever, in any case, without the issuance of shares, will be added back to the number of shares available for grant under the 2022 Plan. No non-employee director may be paid, issued, or granted in any one calendar year, equity awards (including any awards issued under the 2022 Plan) with an aggregate value (the value of which will be based on their grant date fair value determined in accordance with GAAP) and any other compensation (including without limitation any cash retainers or fees) but excluding expense reimbursements, that in the aggregate, exceed $750,000. Shares issued under the 2022 Plan may, at the election of the Board of Directors, be (i) authorized but previously unissued shares or (ii) shares previously issued and outstanding and reacquired by GBTG.
Awards — Generally. The right of a participant to exercise or receive a grant or settlement of any award, and the timing thereof, may be subject to such performance goals as may be determined by the Compensation Committee. Each award, and the terms and conditions applicable thereto, will be evidenced by an award agreement. Awards generally are not transferrable, with limited exceptions for certain awards in connection with estate planning transfers. The impact of a termination of employment or service on an award generally will be set forth in the applicable award agreement (though the 2022 Plan contains certain default treatment if not addressed in the award agreement), subject to certain terminations in connection with a change in control (as described below).

Awards — Types of Awards
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Options. Options give a participant the right to purchase a specified number of shares from GBTG for a specified time period at a fixed exercise price. Options granted under the 2022 Plan may be either incentive stock options (“ISOs”) or nonqualified stock options; provided that, no ISOs will be granted until GBTG and its subsidiaries are eligible to grant ISOs. The price at which shares may be purchased upon exercise will be determined by the Compensation Committee, but will not be less than the fair market value of one share on the date of grant, or, in the case of an ISO granted to certain large stockholders, less than 110% of the fair market value of a share on the date of grant. The Compensation Committee may grant options that have a term of up to 10 years, or, in the case of an ISO granted to certain large stockholders, five years. The award agreement will specify the exercise price, term, vesting requirements, including any performance goals, and any other terms and conditions applicable to the granted option, including the methods of payment of the exercise price. Fair market value under the 2022 Plan is generally the closing price of GBTG’s shares on the date of determination.

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SARs. A grant of a stock appreciation right (“SAR”) entitles a participant to receive, upon exercise of the SAR, the excess of (i) the fair market value of one share on the date of exercise, over (ii) the grant price of the SAR as determined by the Compensation Committee, but which may never be less than the fair market value of one share on the grant date. The Compensation Committee will determine and specify in each award agreement the number of SARs granted, the grant price of the SAR (which will not be less than 100% of the fair market value of a share on the date of grant), the time or times at which a SAR may be exercised in whole or in part, the method by which shares will be delivered or deemed to be delivered to a participant, the term of the SAR (which will not be greater than 10 years) and any other terms and conditions of the SAR. Unless otherwise provided in an award agreement, all SARs will be settled in shares.

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Restricted Stock and Performance Stock. An award of restricted stock is a grant of a specified number of shares, which shares are subject to forfeiture upon the happening of certain events during a specified restriction period. Each award of restricted stock will specify the duration of the restriction period, the conditions under which the shares may be forfeited, and the amount, if any, the participant must pay to receive the shares. During the restriction period, the participant will have all of the rights of a stockholder with respect to the restricted stock, including to vote the shares of restricted stock and to receive dividends. However, dividends may, at the discretion of the Compensation Committee, be paid currently or subject to the same restrictions as the underlying stock (and the Compensation Committee may withhold cash dividends paid on restricted stock until the applicable restrictions have lapsed), provided that dividends paid on unvested restricted stock that is subject to performance goals will not be paid or released until the applicable performance goals have been achieved. Performance stock is restricted stock that becomes earned and/or vested based on the achievement of one or more performance goals.

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RSUs and PSUs. A RSU award is a grant of the right to receive a payment in shares or cash, or a combination thereof, equal to the fair market value of a share on the settlement date of the award. RSUs are solely a device for determining amounts to be paid to a participant, do not constitute shares and will not be treated as a trust fund of any kind. During the restriction period, the participant will have no rights as a stockholder with respect to any such shares underlying the RSU award. Notwithstanding the previous sentence, the Compensation Committee may provide in an award agreement that amounts equal to dividends declared during the restriction period on the shares covered by the award will be credited to the participant’s account and settled in shares at the same time as the RSUs to which such dividend equivalents relate. Awards of RSUs will be settled in shares, unless otherwise provided in an award agreement; provided that any fractional RSUs will be settled in cash. Provided that the restrictions, including any applicable performance goals, on such award have lapsed, the participant will receive shares covered by the award (or if such award is cash settled, cash) at the end of the restriction period (generally within 60 days thereafter). Performance stock units (“PSUs”) are RSUs that become earned and/or vested based on the achievement of one or more performance goals.

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Other Stock-Based Awards. The Compensation Committee may grant, subject to applicable law, any other type of award under the 2022 Plan that is payable in, or valued in whole or in part by reference to, shares, and that is deemed by the Compensation Committee to be consistent with the purposes of the 2022 Plan, including, without limitation, fully vested shares and dividend equivalents.

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Change in Control and Other Corporate Transactions. Unless otherwise provided in an award agreement, a change in control will not, in and of itself, accelerate the vesting, settlement, or exercisability of outstanding awards. Awards in a change in control may, without the consent of any participant, be assumed by the successor corporation or company (or one of its affiliates) or may be cancelled in exchange for a substitute award issued by the successor corporation or company (or one of its affiliates) determined by the Compensation Committee to preserve the rights of the participant in the cancelled award. Notwithstanding the foregoing and unless otherwise provided in an award agreement or an effective employment, consulting or similar agreement with us or a subsidiary, if (i) the successor corporation (or its direct or indirect parent) does not agree to assume an outstanding award or does not agree to substitute or replace such award with an award involving the ordinary equity securities of such successor corporation (or its direct or indirect parent) on terms and conditions necessary to preserve the rights of the applicable participant with respect to such award, (ii) GBTG’s or GBTG’s successor’s (or its direct or indirect parent’s) securities will not be publicly traded immediately following such change in control or (iii) the change in control is not approved by a majority of certain members of the Board of Directors immediately prior to such change in control, then the Compensation Committee, in its sole discretion, may take certain actions with respect to outstanding awards, such as accelerating vesting, settling awards, cashing out awards and taking such other actions as the Compensation Committee deems appropriate. If the Compensation Committee exercises its discretion to vest or settle outstanding awards, all applicable performance goals will be deemed satisfied based on actual performance as of the date of the change in control or, if determined by the Compensation Committee, prior to such change in control, at target level performance.

Unless provided otherwise in an award agreement, or as otherwise may be determined by the Compensation Committee prior to a change in control, in the event that awards are assumed in connection with a change in control or substituted with new awards, and a participant’s employment or other service with GBTG and its subsidiaries is terminated without cause, by the participant for good reason or as the result of the participant’s death or disability, in any case, within 18 months following certain changes in control, (i) the unvested portion of such participant’s awards will vest in full (with any applicable performance goals being deemed to have been achieved at target or, if greater, actual levels of performance), (ii) awards of options and SARs will remain exercisable by the participant or the participant’s beneficiary or legal representative, as the case may be, for a period of one year (but not beyond the stated term of the option or SAR), (iii) all RSUs and PSUs generally will be settled within 30 days after such termination and (iv) all other stock-based awards generally will be settled within 30 days after such termination.
In the event of certain corporate events, such as a recapitalization, share split or extraordinary cash distributions, in any case, that occurs on or after the date the 2022 Plan is approved by the Board of Directors, the Compensation Committee will make equitable adjustments in (i) the number and/or kind of shares which may thereafter be issued in connection with awards, (ii) the number and kind of shares issuable in respect of outstanding awards, (iii) the aggregate number and kind of shares available under the 2022 Plan and certain specific share limitations and (iv) the exercise or grant price relating to any award, or, if deemed appropriate, the Compensation Committee may also make provision for a cash payment with respect to any outstanding award. In addition, the Compensation Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards, including any performance goals, in recognition of unusual or nonrecurring events affecting GBTG or its subsidiaries or in response to changes in applicable laws, regulations or accounting principles.
Clawback and Recoupment. Any award granted under the 2022 Plan (and all shares acquired thereunder) will be subject to mandatory repayment and clawback pursuant to the terms of GBTG’s corporate governance guidelines, as in effect from time to time, and as may otherwise be required by any federal or state laws or listing requirements of any applicable securities exchange. Additional recoupment and clawback policies may be provided in an award agreement, and may be enacted after the grant date of the applicable award.
Share Ownership. All awards granted under the 2022 Plan (and all shares acquired thereunder) will be subject to the holding periods set forth in GBTG stock ownership guidelines, as in effect from time to time.
Amendment and Termination. The Board of Directors has the power to amend, alter, suspend, discontinue or terminate the 2022 Plan, provided that, except for adjustments upon certain changes to the corporate structure of GBTG affecting the shares (as described above), the Board of Directors must obtain stockholder approval for actions which would: (i) increase the number of shares subject to the 2022 Plan; or (ii) require stockholder approval under any applicable federal, state or foreign law or regulation or the rules of any stock exchange or automated quotation system on which the shares may then be listed or quoted. Without the consent of an affected participant, no amendment, alteration, suspension, discontinuation, or termination of the 2022 Plan may materially and adversely affect the rights of the participant under any outstanding award unless such amendment, alteration, suspension, discontinuation or termination is required by law or the rules of any applicable securities exchange. No award of options or SARs may be repriced, replaced or regranted through cancellation, nor may any underwater option or underwater SAR be repurchased for cash, without the approval of GBTG’s stockholders.
The Compensation Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any award and any award agreement relating thereto without the consent of any affected participant, provided, that no such amendment, alteration, suspension, discontinuation or termination that adversely affects the rights of a participant will be effective without such participant’s consent unless such amendment, alteration, suspension, discontinuation or termination is required by law or the rules of any applicable securities exchange.
Unless earlier terminated, the 2022 Plan will terminate with respect to the grant of new awards on the earlier of the 10-year anniversary of the date the 2022 Plan was approved by the APSG’s stockholders or the 10-year anniversary of the date the 2022 Plan was approved by the APSG’s board of directors.
GBTG Employee Stock Purchase Plan (the “ESPP”)
The ESPP was approved at a special meeting of APSG’s stockholders on May 27, 2022.
The purpose of the ESPP is to provide eligible employees the opportunity to increase their proprietary interest in GBTG. Below is a summary of the material terms of the ESPP, and it is qualified in its entirety by the ESPP plan document. In the event of a conflict between the summary below and the ESPP plan document, the terms of the ESPP plan document will control. References in this summary to “shares” or “share” means shares of our Class A Common Stock. The Board of Directors believes that equity awards are necessary to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who help it meet its goals.
Administration; Operation. The Board of Directors will delegate the authority to administer the ESPP to GBTG’s Compensation Committee, which has the right and power to interpret the provisions of the ESPP and to make all determinations deemed necessary or advisable for the administration of the ESPP. GBTG’s Compensation Committee may also delegate some or all of its authority under the ESPP. The ESPP is implemented through a series of offerings to eligible employees. Under the ESPP, GBTG may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering (it is expected that each calendar year will consist of two offering periods, one commencing on January 1 and ending on June 30 and one commencing on July 1 and ending on December 31, though the Compensation Committee may elect to operate the ESPP differently). At the end of an offering period, shares will be purchased for employees participating in the offering period using their contributions to the ESPP for that offering period. An offering period may be terminated under certain circumstances. The Board of Directors and/or GBTG’s Compensation Committee may adopt procedures and sub-plans to the ESPP that are necessary or appropriate to permit or facilitate participation in the ESPP by eligible employees who are employed or located in a jurisdiction other than the United States or to generally operate the ESPP in jurisdictions outside the United States. The ESPP offers the Company the ability to implement offerings that are both intended to be compliant with, and not intended to be compliant with, Section 423 of the Code, provided that until GBTG and its subsidiaries are eligible to offer a tax-qualified employee stock purchase plan, all offerings under the ESPP are expected to be made under the non-423 compliant component of the ESPP.
Eligibility. Generally, all of GBTG’s employees and all of the employees of GBTG’s participating subsidiaries, in each case, who do not own 5% or more of the total combined voting power or value of all of GBTG’s, GBTG’s parent’s or any of GBTG’s subsidiaries’ classes of stock (determined using certain attribution rules) are eligible to participate in the ESPP. However, employees who are residents or citizens of a country other than the United States may be excluded if their participation is prohibited by law or compliance with the laws of their home country would jeopardize an offering’s qualification under applicable tax law. Additionally, the Compensation Committee may decide to exclude certain part-time, seasonal, highly compensated and/or newly hired employees.
Participation. Eligible employees may elect to contribute, normally through payroll deductions, at least 1% and up to 15% of their compensation (which is generally limited to just base salary and hourly wages) for the purchase of shares under the ESPP with respect to an offering period, with contributions being a whole percentage of compensation. Participants generally may not change the rate of their contributions during an offering period unless the participant is withdrawing from the ESPP or discontinuing his or her contributions for that offering period in their entirety. Generally, a participant who has discontinued employee contributions may not resume contributions until the next offering period, but previously made contributions will remain in the ESPP. A participant who has withdrawn from participation in the ESPP will receive a refund of his or her contributions, without interest. Generally, a termination of employment will be treated as a withdrawal from the ESPP. Rights under the ESPP are not transferrable.
Purchasing of Shares. At the end of an offering period, each participant’s contributions to the ESPP will be used to purchase a whole number of shares, with the purchase price per share between 85% to 100% of the fair market value of a share on the last date of the offering period as determined by GBTG’s Compensation Committee; provided that, the Compensation Committee may set a purchase price per share between 85% to 100% of the fair market value of a share on the first day of the offering period. Any fractional share that otherwise would be purchased will be rounded down to the next lower whole share, with the funds associated with the fractional share to be carried over to the next offering period. Notwithstanding the above, participants may not purchase more than 10,000 shares during any offering period (subject to adjustment by the Compensation Committee), nor may any participant purchase shares under the ESPP and all other qualified employee stock purchase plans of GBTG or any parent or subsidiary of GBTG at a rate that exceeds $25,000 in fair market value of the shares (determined at the time the option is granted) for each calendar year in which any option granted to the participant is outstanding at any time. Fair market value under the ESPP is generally the closing price of GBTG’s shares on the date of determination.
Share Reserve. 11,068,989 total shares (the “ESPP Cap”) are initially available for purchase under the ESPP. On January 1 of each year during which the ESPP is in effect, commencing on January 1, 2023, the number of shares available for purchase under the ESPP will be automatically increased by the lesser of (x) the ESPP Cap, (y) 1% of the number of shares of all Class A Common Stock outstanding as of the immediately preceding December 31 (calculated on a fully diluted basis, including derivative securities of GBTG and securities of GBT that may become convertible for equity securities of GBTG), and (z) such lesser number of shares as the Board of Directors may determine, in each case, subject to equitable adjustment to reflect certain corporate events. Shares issued under the ESPP may be shares already outstanding or newly issued or treasury shares. Notwithstanding the foregoing or anything contained in the ESPP to the contrary, not more than 12% of the fully diluted number of shares of all classes of GBTG (including derivative securities of GBTG and securities of GBT that may become convertible into shares of GBTG), measured immediately after the Closing (post-money and post-conversion) may be issued under the portion of the ESPP that is intended to be qualified under Section 423 of the Code, and not more than 12% of the fully diluted number of shares of all classes of GBTG (including derivative securities of GBTG and securities of GBT that may become convertible into shares of GBTG), measured immediately after the Closing (post-money and post-conversion) may be issued under the portion of the ESPP that is not intended to be qualified under Section 423 of the Code.
Changes to Capital Structure; Change in Control. In the event that a change in GBTG’s capital structure occurs due to certain events that occur on or after the date the ESPP is approved by the Board of Directors, then the Compensation Committee will make appropriate adjustments to (i) the aggregate number of shares reserved under the ESPP, (ii) the number of shares subject to, and purchase price of, all outstanding purchase rights and (iii) the maximum number of shares each participant may purchase in an offering period. In addition, in the event of a change in control, the ESPP will terminate and shares will be purchased in accordance with the ESPP as if the offering period ended on the day immediately preceding the change in control, unless the ESPP is assumed in the change in control. The Compensation Committee may take certain actions in anticipation of a change in control, including terminating the ESPP and preventing participants from continuing their contributions to the ESPP.
Plan Amendments, Termination. The Board of Directors has the authority to amend, suspend or terminate the ESPP, and to shorten an offering period (and refund contributions in the event of such shortening, suspension or termination), at any time and without notice, provided, however, that any increase in the aggregate number of shares to be issued under the ESPP will be subject to approval by GBTG’s stockholders. GBTG also will obtain stockholder approval of any amendment to the ESPP as required by applicable law, rule or regulation. No amendment, termination or suspension of the ESPP will require the consent of any participant unless otherwise required by applicable law or listing requirements. The ESPP will terminate on the earliest to occur of (i) a termination of the ESPP by the Board of Directors and (ii) the tenth anniversary of the date the ESPP is approved by the APSG’s board of directors, and (iii) the tenth anniversary of the date the ESPP is approved by the APSG’s stockholders.

Perquisites
Our named executive officers receive certain perquisites relating to medical and dental coverage, pension-related contributions and cash allowances and car allowances. Detail on the quantification of perquisites is set forth in the notes to the Summary Compensation Table, above.
Outstanding Equity Awards at December 31, 2021
The following table provides information about the number of outstanding equity awards held by our named executive officers as of December 31, 2021. The number of shares subject to the Options and the exercise prices for the Options have been adjusted to reflect the impact of the Business Combination by multiplying the number of shares originally subject to the Options by a conversion ratio of approximately 8.765899 (the “Conversion Ratio”) and by dividing the original exercise prices for the Options by the Conversion Ratio.
		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Paul Abbott	12/2/2021	—	2,983,535(1)	10.03	12/2/2031
Andrew Crawley	12/2/2021	—	1,243,136(1)	10.03	12/2/2031
Michael Qualantone	12/2/2021	—	1,113,909(1)	10.03	12/2/2031
	9/25/2019	—	508,422(2)	14.58	9/25/2029
	3/13/2018	—	438,294(3)	7.23	3/13/2028
	9/30/2015	—	596,081(4)	6.37	9/30/2025
	3/30/2015	—	385,699(4)	5.74	3/30/2025
(1)	Consists of Options that vest one-third on December 2nd of each year from 2022 through 2024, subject to continued service through the applicable vesting date.
(2)	Consists of Options that vest 20% on October 1st of each year from 2020 through 2024, subject to continued service through the applicable vesting date.
(3)	Consists of Options that vest 20% on April 1st of each year from 2019 through 2023, subject to continued service through the applicable vesting date.
(4)	Consists of Options that vested 20% on July 1st of each year from 2015 through 2019, subject to continued service through the applicable vesting date.
Health, Welfare and Retirement Benefits
All of our current named executive officers are eligible to participate in our employee benefit plans, including our medical, dental and vision insurance plans, in each case on the same basis as all of our other employees in the applicable jurisdiction.
401(k) Plan
We maintain a 401(k) retirement savings plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pretax basis and on an after-tax “Roth” contribution basis, up to the statutorily prescribed annual limits on contributions under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The 401(k) plan provides us with the discretion to match a portion of contributions made by our employees, including executives, subject to the approval of the Board of Directors. We intend for our 401(k) plan to qualify under Section 401(a) of the Code so that contributions by employees to our 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from our 401(k) plan.
Non-Qualified Deferred Compensation Plan
GBT US LLC maintains the GBT US LLC Deferred Compensation Plan (the “GBT DCP”) a tax-deferred non-qualified deferred compensation plan, for the benefit of a select group of management and key employees, including our named executive officers, who are located in the United States. The GBT DCP is open to employees with the position of director and above with annual salary levels equal to or in excess of $150,000 and in excess of tax-qualified salary thresholds for purposes of contributions to GBT’s 401(k) plan. The GBT DCP provides participants with the ability to elect to defer a portion of their eligible compensation (including annual salary and incentive compensation) until the earlier of the participant’s separation from service with GBTG and its affiliates or a scheduled in-service withdrawal date, which may not be earlier than two years after the year in which base compensation is earned, three years after the year AIA Plan awards are earned or five years after the year in which long-term incentive plan awards are earned. GBTG has established a Rabbi Trust, a segregated account that remains subject to any claims of unsecured general creditors of GBTG, pursuant to which GBTG intends to make periodic contributions equal the deferral contributions made by participants to the GBT DCP.
UK Pension Plans
GBT UK maintains two pension plans, the GBT UK Pension Plan and the Hogg Robinson (1987) Pension Scheme.
The GBT UK Pension Plan is a defined contribution pension scheme that provides for employer contributions of between 5% and 8% of qualifying earnings, with matching employee contributions of between 3% and 6%. Employees can elect to contribute more than 6% of their qualifying earnings but the employer contribution does not increase beyond 8%. Employee contributions are made by way of salary sacrifice up to the statutory annual allowance limit per year. Eligible employees are automatically enrolled in the GBT UK Pension Plan unless the employee has already met the statutory life time allowance.
The Hogg Robinson (1987) Pension Scheme is a two-part pension scheme comprised of a frozen defined benefit section and an active defined contribution section. The scheme is managed by its trustees and administered by a trustee appointed company, XPS Pensions Group PLC.
The defined benefit section of the scheme was closed to new members on March 31, 2003 and was closed to future accrual on June 30, 2013. Those employees who were members of the defined benefit section of the scheme on June 30, 2013 automatically became members of the defined contribution section of the scheme, unless they opted out. The defined benefit section of the scheme includes early retirement and death in service benefits. None of our named executive officers participates in or receives benefits under any of our defined benefit pension plans.
The defined contribution section of the scheme is not open to new members. As of December 31, 2021, there were 109 active participants in the defined contribution part of the scheme. Employee contributions are between 2.25% and 4% of the employee’s basic salary, and employer contributions are between 5.75% and 10.4% of basic salary. Employees can elect to contribute more than 4% of their basic salary, although the employer contribution does not increase beyond 10.4%. Contributions to the pension scheme are made by way of salary deduction. Certain members of the scheme also have a death in service and income protection benefit.
Potential Payments Upon a Termination or Change in Control
Messrs. Abbott and Crawley are each party to an amendment with GBT UK to their current employment agreement (collectively, the “severance amendments”) and Michael Qualantone is a party to a severance protection agreement with GBT US LLC (the “severance protection agreement”), which provide, in each case, for certain severance payments and benefits if the executive’s employment is terminated by GBTG without cause or due to the executive’s disability (and not due to death) or if the executive resigns employment for good reason (in either case, a “qualifying termination”). If such named executive officer experiences a qualifying termination occurring outside of the period beginning 60 days prior to and ending 18 months after a “change in control” (as such term is defined in the 2022 Plan), then the executive will be entitled to receive (i) one times the executive’s base salary, to be paid in equal installments over the one year period following such qualifying termination, (ii) one times the executive’s annual target cash bonus, to be paid at the time such bonuses would be paid in the ordinary course and (iii) a pro-rata annual cash bonus for the year of termination based on (A) actual performance, for Messrs. Abbott and Qualantone, or (B) target performance, for Andrew Crawley, in the cases of each of (A) and (B), to be paid at the same time as such bonuses would be paid in the ordinary course and (iv) Company-provided health benefits assistance for up to twelve months following termination (collectively, the “Non-Change in Control Severance”). If such named executive officer experiences a qualifying termination (other than due to the executive’s disability) within the period beginning 60 days prior to and ending 18 months after a change in control (which will not occur due to the Business Combination), then the named executive officer will be entitled to receive the Non-Change in Control Severance plus the following additional severance payments and benefits: (i) a lump sum cash payment equal to (A) one times the executive’s base salary and (B) one times the executive’s target bonus and (ii) up to six additional months of GBTG provided health benefits assistance (i.e., a total of up to 18 months) or in the case of Paul Abbott, up to twelve additional months of GBTG provided health benefits assistance (i.e., a total of up to 24 months). All payments under the severance protection agreements and the severance amendments are subject to the named executive officer’s execution of a general release of claims.
Non-Employee Director Compensation
Effective May 27, 2022, we adopted the Non-Employee Director Compensation Policy (the “Director Compensation Policy”). Under our Director Compensation Policy, we pay retainers to our independent directors in an equal mix of cash and equity. The cash retainers and additional meeting fees are paid quarterly in arrears, and the equity is awarded as RSUs under the 2022 Plan that are granted each year on the date of the annual meeting of GBTG’s stockholders, with the initial grants made on the date the Form S-8 was first effective. RSUs vest on the one-year anniversary of their grant date, with pro-rated vesting from the date of appointment through the date of the next annual meeting of GBTG’s stockholders for independent directors elected or appointed to serve on the Board of Directors for a partial term. In addition, we pay a meeting fee premium for each committee meeting attended above (A) eight meetings, with respect to our audit committee and our Compensation Committee or (B) five meetings, with respect to our nominating and corporate governance committee and our risk and compliance committee.
Our Director Compensation Policy provides for the annual payments and meeting fee premiums to independent directors described in the table below:
	Cash ($)	Meeting Fee Premium ($)	Restricted Stock Unit Awards ($)
Board
Chair	485,000	—	160,000
Other Directors	85,000	—	160,000
Audit Committee
Chair	15,000	2,000	—
Other Members	15,000	2,000	—
Compensation Committee
Chair	15,000	2,000	—
Other Members	10,000	2,000	—
Nominating and Corporate Governance Committee
Chair	10,000	2,000	—
Other Members	10,000	2,000	—
Risk and Compliance Committee
Chair	10,000	2,000	—
Other Members	10,000	2,000	—
We only pay retainers to directors who are not employees of GBTG or any of its subsidiaries. All members of our Board of Directors, including directors who are not independent, are reimbursed for their travel costs and expenses incurred in connection with attending board and committee meetings and related Company business.

Director Compensation Table
The following table sets forth in summary form information concerning the compensation that we paid or awarded to our non-executive directors during the fiscal year ended December 31, 2021, prior to our adoption of the Director Compensation Policy.
Name	Fees Earned or Paid in Cash ($)(1)	Total ($)
Ugo Arzani	180,000	180,000
James P. Bush(2)	180,000	180,000
Philippe Chereque(3)	226,060	226,060
Marc D. Gordon(4)	—	—
Eric Hart(5)	8,152	8,152
Raymond Donald Joabar(4)	—	—
Glenda McNeal(4)	—	—
Greg O’Hara(6)	630,000	630,000
Richard Petrino(4)	—	—
Mohammed Saif S.S. Al-Sowaidi	180,000	180,000
Susan Ward(7)	72,826	72,826
Julia Wittlin(8)	180,000	180,000
(1)
These amounts represent fees paid to non-employee directors for board and committee meetings and reflect a 20% reduction in fees from January 1, 2021 through June 30, 2021 in order to align with the reductions in named executive officer annual base salaries due to the effects of COVID-19 on our performance and the travel industry as a whole. Prior to such reductions, non-employee directors were each eligible to receive a $200,000 annual cash retainer and an additional $500,000 annual cash retainer for the chairman of the GBT Board.

(2)	Mr. Bush’s fees were paid directly to Spyglass Unlimited, LLC, an entity partially owned by Mr. Bush.
(3)
Mr. Chereque received prorated fees for his service on the GBT Board in 2020 based on his appointment date of September 10, 2020, paid in June 2021 along with payment of fees for 2021 and which are reflected in this row.

(4)
Mr. Gordon, Mr. Joabar, Ms. McNeal, and Mr. Petrino did not receive any fees in 2021 for service on the GBT Board and committees thereof, however we paid $720,000 in the aggregate to American Express Travel Holdings Netherlands Coöperatief U.A on behalf of each director’s service in 2021.

(5)	Mr. Hart’s fees were pro-rated for his appointment date of December 17, 2021 and paid to Expedia, Inc. in respect of his service.
(6)	Mr. O’Hara’s fees were paid directly to Clementine Investments LLC, an entity controlled by Mr. O’Hara.
(7)	Ms. Ward’s fees were pro-rated for her appointment date of September 21, 2021.
(8)
Ms. Wittlin did not receive any fees in 2021 for service on the GBT Board and its committees, however, in respect of her service we paid $180,000 to BlackRock Investment Management, LLC. Ms. Wittlin ceased serving on the GBT Board effective as of December 15, 2021.

Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee has ever been an executive officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or the board of any other entity that has one or more executive officers serving as a member of the Board of Directors or Compensation Committee. Our Bylaws provide that, for so long as we are considered a controlled entity of any Amex Coop, Juweel or Expedia under the Bank Holding Company Act of 1956, as amended, no person may serve as a director of the Company if such person is a director or other management official of another entity and if such person’s service to such other entity would result in a violation of, or the need for a waiver or exemption under, the Depository Institution Management Interlocks Act or other applicable laws.

PRINCIPAL STOCKHOLDERS
The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our common stock as of November 18, 2022 by:
•	each of our directors;
•	each of our named executive officers;
•	all of our directors and executive officers as a group; and
•	each person, or group of affiliated persons, who is known by us to beneficially owner of greater-than-5.0% of our common stock.
The information below is based on a total of 67,753,543 shares of our Class A Common Stock and 394,448,481 shares of our Class B Common Stock outstanding as of November 18, 2022.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to Options that are currently exercisable or exercisable within 60 days of November 18, 2022 are considered outstanding and beneficially owned by the person holding the Options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Global Business Travel Group, Inc., 666 3rd Avenue, 4th Floor, New York, New York 10017.
	Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned		Combined Total Voting Power
Name of Beneficial Owner(1)	Shares	Percent	Shares	Percent	Percent
Five Percent Holders
Juweel Investors (SPC) Limited(2)	—	—	162,388,084	41.2%	35.1%
American Express Company(3)	—	—	157,786,199	40.0%	34.1%
Expedia Group, Inc.(4)	—	—	74,274,198	18.8%	16.1%
APSG Sponsor, L.P.(5)	25,706,886	37.9%	—	—	5.6%
Ares Partners Holdco LLC(6)	8,675,568	12.8%	—	—	1.9%
HG Vora Capital Management, LLC(7)	8,200,000	12.1%	—	—	1.8%
Sabre Corporation(8)	8,000,000	11.8%	—	—	1.7%
Zoom Video Communications, Inc.(9)	4,000,000	5.9%	—	—	*
Directors and Named Executive Officers(1)
Paul Abbott(10)	994,511	1.4%	—	—	*
Andrew George Crawley(10)	414,378	*	—	—	*
Michael Qualantone(10)	2,008,771	2.9%	—	—	*
James P. Bush	—	—	—	—	—
Gloria Guevara Manzo	—	—	—	—	—
Eric Hart	—	—	—	—	—
Raymond Donald Joabar	—	—	—	—	—
Michael Gregory O’Hara	—	—	—	—	—
Richard Petrino	—	—	—	—	—
Mohammed Saif S.S. Al-Sowaidi	—	—	—	—	—
Itai Wallach	—	—	—	—	—
Susan Ward	—	—	—	—	—
Kathleen Winters	—	—	—	—	—
Directors and Executive Officers as a Group	—	—	—	—	—
(20 Individuals)(10)	8,958,331	11.7%	—	—	1.9%
*	Less than 1%
(1)	The business address of each director and executive officer of GBTG is c/o Global Business Travel Group, Inc., 666 3rd Avenue, 4th Floor, New York, NY 10017.

(2)
Based solely upon the Schedule 13D filed by Juweel Investors (SPC) Ltd (“Juweel”) with the SEC on June 6, 2022. Juweel is managed by its board of directors. The business address of Juweel is 350 Madison Avenue, 8th Floor, New York, NY 10017.

(3)
Based solely upon the Schedule 13D filed by American Express Company with the SEC on June 6, 2022. Consists of securities held of record by American Express Travel Holdings Netherlands Cooperatief U.A. (“Amex Coop”), an indirect, wholly-owned subsidiary of American Express Company. The principal business address of this entity is 200 Vesey Street, New York, NY 10285.

(4)
Based solely upon the Schedule 13D filed by Expedia Group, Inc. with the SEC on June 6, 2022. Consists of securities held of record by EG Corporate Travel Holdings LLC (“Expedia”), a direct, wholly-owned subsidiary of Expedia Group, Inc. The business address of such parties is 1111 Expedia Group Way W., Seattle, WA 98119.

(5)
Based solely upon the Schedule 13D/A filed by APSG Sponsor, L.P. with the SEC on October 12, 2022. Sponsor is managed by affiliates of Apollo. AP Caps II Holdings GP, LLC (“Holdings GP”) is the general partner of Sponsor. Apollo Principal Holdings III, L.P. (“Principal III”) is the sole member of Holdings GP. Apollo Principal Holdings III GP, Ltd. (“Principal III GP”) serves as the general partner of Principal III. Messrs. Marc Rowan, Scott Kleinman and James Zelter are the directors of Principal III GP and as such may be deemed to have voting and dispositive control of the securities held of record by Sponsor. The address of each of the Sponsor and Holdings GP is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Rd., George Town, Cayman Islands, KY1-9008. The address of each of Principal III and Principal III GP is c/o Intertrust Corporate Services, (Cayman) Limited, 190 Elgin Avenue, George Town, Cayman Islands, KY1-9008. The address of each of Messrs. Rowan, Kleinman and Zelter is 9 West 57th Street, 43rd Floor, New York, New York 10019.

(6)
Based solely upon the Schedule 13G filed by the Ares Entities (as defined below) with the SEC on June 8, 2022. Consists of 8,675,568 shares of Class A Common Stock. 4,337,784 shares of Class A Common Stock are held by ASOF Holdings I, L.P., 2,168,891 shares of Class A Common Stock are held by ASOF II A (DE) Holdings I, L.P. and 2,168,893 shares of Class A Common Stock are held by ASOF II Holdings I, L.P. (collectively, the “Ares Holders”). The manager of the Ares Holders is ASOF Investment Management LLC, and the sole member of ASOF Investment Management LLC is Ares Management LLC. The sole member of Ares Management LLC is Ares Management Holdings L.P. and the general partner of Ares Management Holdings L.P. is Ares Holdco LLC. The sole member of Ares Holdco LLC is Ares Management Corporation. Ares Management GP LLC is the sole holder of the Class B Common Stock of Ares Management Corporation (the “Ares Class B Common Stock”) and Ares Voting LLC is the sole holder of the Class C Class A Common Stock of Ares Management Corporation (the “Ares Class C Common Stock”). Pursuant to Ares Management Corporation’s Certificate of Incorporation in effect as of the date of this filing, the holders of the Ares Class B Common Stock and the Ares Class C Common Stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares Management Corporation if certain conditions are met. The sole member of both Ares Management GP LLC and Ares Voting LLC is Ares Partners Holdco LLC. We refer to all of the foregoing entities collectively as the “Ares Entities.” Ares Partners Holdco LLC is managed by a board of managers, which is composed of Michael Arougheti, Ryan Berry, R. Kipp deVeer, David Kaplan, Antony Ressler and Bennett Rosenthal. Mr. Ressler generally has veto authority over decisions by the board of managers of Ares Partners Holdco LLC. Each of the members of the board of managers expressly disclaims beneficial ownership of the Class A Common Stock owned by ASOF Holdings I, L.P., ASOF II A (DE) Holdings I, L.P. and ASOF II Holdings I, L.P., respectively. Each of the Ares Entities (other than ASOF Holdings I, L.P., ASOF II A (DE) Holdings I, L.P. and ASOF II Holdings I, L.P., each with respect to the shares of Class A Common Stock owned by it) and the equity holders, partners, members and managers of the Ares Entities expressly disclaims beneficial ownership of these shares of Class A Common Stock. The address of each Ares Entity is 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.

(7)
Based solely on the Schedule 13G filed by HG Vora Capital Management, LLC with the SEC on July 8, 2022. HG Vora Capital Management, LLC is the investment adviser to and may be deemed to have voting and dispositive power of the securities held by HG Vora Special Opportunities Master Fund, Ltd. Parag Vora is the manager of HG Vora Capital Management, LLC. The mailing address for each of these entities and the individual discussed in this footnote is 330 Madison Avenue, 20th Floor, New York NY 10017.

(8)
Marlins Acquisition Corp. is an indirect, wholly owned subsidiary of Sabre Corporation. Sabre Corporation may be deemed to have voting and dispositive power of the securities held by Marlins Acquisition Corp. The business address of Sabre Corporation is 3150 Sabre Drive, Southlake, TX 76092.

(9)	Voting and dispositive decisions with respect to the shares are made by Zoom Video Communications, Inc.’s board of directors.
(10)	Shares consist of vested and unvested Options that are exercisable within 60 days from the date of this proxy statement (and without giving effect to the MIP Option Exchange Program).

HOUSEHOLDING
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our documents, including the proxy statement, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy to you upon written or oral request to Global Business Travel Group, Inc., 666 3rd Avenue, 4th Floor, New York, New York 10017, Attention: Corporate Secretary, telephone: (480) 909-1740. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.
STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING OF STOCKHOLDERS
A stockholder who would like to have a proposal considered for inclusion in our 2023 annual meeting proxy statement must submit the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act. The Company did not have an annual meeting in 2022. Therefore, the deadline is a reasonable time before we begin to print and send our proxy statement for the 2023 annual meeting of stockholders. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to Global Business Travel Group, Inc., 666 3rd Avenue, 4th Floor, New York, New York 10017, Attention: Corporate Secretary.
For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Corporate Secretary (even if such matter is already the subject of any notice to the stockholders or a public announcement from the Board of Directors) and, in the case of business other than nominations of persons for election to the Board of Directors, such other business must be a proper matter for stockholder action.
The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is scheduled for more than 30 days before, or more than 70 days following, such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the 10th day following the day on which public announcement of the date of such meeting is first made. However, our Bylaws provide that the date of the 2022 annual meeting is deemed to be June 22, 2022. For stockholder proposals to be brought before the 2023 annual meeting of stockholders, the required notice must be received by our corporate secretary at our principal executive offices no earlier than February 22, 2023 and no later than March 24, 2023. Stockholder proposals and the required notice should be addressed to Global Business Travel Group, Inc., 666 3rd Avenue, 4th Floor, New York, New York 10017, Attention: Corporate Secretary.
To comply with universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees for the 2023 annual meeting of stockholders must provide notice to our Corporate Secretary at the address shown in this proxy statement, that sets forth all information required by Rule 14a-19 under the Exchange Act by the later of 60 calendar days prior to the date of the 2023 annual meeting of stockholders or by the close of business on the tenth calendar day following the day on which public announcement of the date of the 2023 annual meeting of stockholders is first made.
OTHER MATTERS
Our Board of Directors does not know of any other matters to be brought before the Special Meeting. If any other matters not mentioned in this proxy statement are properly brought before the Special Meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.
EXPENSES AND SOLICITATION
We will bear all costs of solicitation of proxies. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

ANNEX A
(19) Equity-Based Compensation
The Company has an equity-based long-term management incentive plan (the “Plan”), the GBT JerseyCo Limited Amended and Restated Management Incentive Plan, originally adopted on June 30, 2014 and most recently amended and restated on December 2, 2021 under which options to purchase a class of GBT shares (referred to as “MIP Shares”) are generally granted to key management employees and certain directors of the Company. As of December 31, 2021, approximately 4.8 million MIP Shares were reserved for issuance under the Plan. Any MIP Shares issued under the Plan (i) will be non-voting; (ii) will entitle the holder thereof to proportionally share profits of the Company in accordance with separate allocation and distribution provisions set forth under the amended and restated shareholders agreement between Amex Coop and Juweel (the “Shareholders Agreement”); and (iii) will entitle the holder thereof to receive dividends declared on MIP Shares issued under the Plan, from time to time in accordance with allocation and distribution provisions set forth in the Shareholders Agreement. As a general matter, neither the options granted nor any MIP Shares issued under the Plan will be entitled to share in any profits or capital of GBT until certain thresholds of distributions to Amex Coop and Juweel have been satisfied. Under the current terms, neither the options granted nor any MIP Shares issued under the Plan will trade or be listed on any stock exchange. As of December 31, 2021, no MIP Shares were issued and outstanding under the Plan.
Under the Plan, the Company grants options to purchase MIP Shares to employees, which generally vest in three to five equal installments on each anniversary of the grant date. The options have a contractual life of ten years from the grant date. There are no performance conditions associated with the vesting of the options. The exercise price of options granted under the plan is 100% of the fair market value of the shares subject to the award, determined as of the date of grant, or such higher amount as the Compensation Committee may determine in connection with the grant.
The Black Scholes model is used to determine the weighted average fair value of the options. A market and income approach is used to determine the enterprise fair value of the Company. The equity fair value is then allocated to the options. The table below presents the activity of the Company’s options granted under the Plan for the year ended December 31, 2021:
	Number of options	Weighted average exercise price per share	Weighted average remaining contractual term	Aggregate intrinsic value (in $ millions)
Balance as of December 31, 2020	2,994,600	$58.30
Granted	1,272,515	$87.85
Forfeited	(52,267)	$68.26
Exercised(1)	(41,400)	$55.49
Balance as of December 31, 2021	4,173,448	$67.22
Exercisable as of December 31, 2021	2,624,873	$55.93	4.8 years	84
Expected to vest as of December 31, 2021	1,548,575		9.5 years	3
(1)	During the year ended December 31, 2021, 41,400 vested MIP Options were exercised and net settled in cash for $1 million.
The key assumptions used in the valuation of the options granted in 2021 and 2019 are presented in the table below. There were no options granted in 2020.
Assumption	2021	2019
Annual risk-free interest rate	1.15%	1.75%
Equity volatility	29%	25%
Expected average life of options	6 years	2 years
Dividend yield	0%	0%
The annual risk-free interest rate is determined by considering the U.S. treasury yield risk-free interest rate that corresponds with the expected term of the award. The expected volatility has been determined by taking the average historical volatility of a group of comparable publicly traded companies over a period equal to the expected term of
A-1

the awards. The expected term is based on the average period the stock-based awards are expected to remain outstanding. Dividend yield of zero was determined as the Company currently does not pay any dividend.
Total equity-based compensation expense recognized in the Company’s consolidated statements of operations for the years ended December 31, 2021, 2020 and 2019 amount to $3 million, $3 million and $6 million, respectively, and is included within general and administrative expense on the consolidated statements of operations. The Company expects compensation expense, related to unvested stock options, of approximately $35 million to be recognized over the remaining weighted average period of 3 years.
A-2

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. ET on [TBD]. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/GBTG2023SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. ET on [TBD]. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D93419-S56708 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GLOBAL BUSINESS TRAVEL GROUP, INC.

The Board of Directors recommends you vote FOR Proposal No. 1:

NOTE: To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The Special Meeting of Stockholders of Global Business Travel Group, Inc.
will be held on [TBD] at 9:00 A.M. Eastern Time, virtually via the
Internet at www.virtualshareholdermeeting.com/GBTG2023SM

To access the virtual meeting, you must have the information that is printed in the box marked by the arrow located on the reverse side of this form.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Proxy Statement is available at www.proxyvote.com.

D93420-S56708

GLOBAL BUSINESS TRAVEL GROUP, INC.
Special Meeting of Stockholders
[TBD] at 9:00 AM Eastern Time
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Paul Abbott and Eric J. Bock (the “Proxies”), and each of them independently, as proxies with full power of substitution and revocation, and authorizes each of them to vote all of the shares of the Class A common stock, par value $0.0001 (“Class A Common Stock”), and shares of Class B common stock, par value $0.0001 (together with shares of Class A Common Stock, the “Shares”), of Global Business Travel Group, Inc., a Delaware corporation (the “Company”), that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on [TBD] at 9:00 a.m. Eastern Time, and at any adjournments or postponements thereof, (the "Special Meeting") upon the matters specified and upon such other matters as may be properly brought before the Special Meeting. You may participate in the Special Meeting virtually via the Internet by visiting www.virtualshareholdermeeting.com/GBTG2023SM.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFIC DIRECTION IS GIVEN, SHARES WILL BE VOTED “FOR” PROPOSAL 1.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD IMMEDIATELY.

Continued and to be signed on reverse side